UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 22, 2007, Ryerson Inc. issued the following press release.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

RYERSON REMINDS STOCKHOLDERS: YOUR VOTE COUNTS

VOTE THE WHITE PROXY CARD

Chicago, IL, August 22, 2007 – Ryerson Inc. (NYSE: RYI) today urged stockholders to reject the Harbinger slate and vote only the white proxy card in advance of tomorrow’s annual meeting for stockholders.

Neil Novich, chief executive officer of Ryerson commented, “Tomorrow’s vote is vitally important to the future of your investment in Ryerson. A lot of information has been published over the past month and I would like to summarize the following key points you should consider when you vote.”

•	Ryerson has steadily improved financial returns and in the first half of 2007 outperformed most of its peer companies.

•	This financial performance has been reflected in Ryerson’s stock price, which has outperformed the peer group.

•	Given industry conditions and other factors, it is appropriate to consider a sale of the company at this time.

•

The board followed a deliberate, public and exhaustive process to determine the best sale price, contacting over 50 potential buyers and meeting over 30 times to determine the best outcome for stockholders.

•	The $34.50 per share transaction with Platinum reflects a premium to Ryerson’s unaffected trading range; this price compares favorably with other transactions in the metal service center industry.

•	Ryerson is a well successful, governed company. Ryerson’s directors have received the full endorsement of leading proxy advisory services, including ISS, while Harbinger’s slate has been rejected.

•

A Harbinger controlled board could terminate the sale to Platinum without allowing you the ability to vote on the transaction. Harbinger’s nominees have not stated any plan for Ryerson nor have they endorsed the sale to Platinum. They have simply asked for control of your company.

THE FACTS SPEAK FOR THEMSELVES. For a full analysis of the facts, go to www.ryerson.com to review our latest stockholder presentation titled “Your Vote: Key Points to Consider” and read for yourself.

Vote the WHITE CARD to preserve your opportunity to vote on the sale to Platinum. DO NOT VOTE THE GREEN PROXY CARD. Only the last proxy card submitted by a stockholder will count.

Use the WHITE PROXY CARD to vote FOR Ryerson’s Board nominees TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE PROXY CARD. Any stockholders with questions or requiring assistance in voting their WHITE PROXY CARD should call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Ryerson Stockholders will be held on August 23, 2007 at 8:00 a.m. Central Daylight Time at The Conrad Chicago, 521 N. Rush Street, Chicago, IL.

# # #

Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885